Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES SALE OF

IGOURMET.COM BUSINESS

BONITA SPRINGS, Fla., Aug. 08, 2024 (GLOBE NEWSWIRE) -- Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, announced today the signing of an agreement to sell its consumer e-commerce business igourmet.com for $700,000. The Company expects the transaction to close within the next 30 days. The Company’s Pennsylvania facility is not included in the transaction. Acting as sell-side advisors on the transaction were Sampford Advisors, Inc. and Erben M&A Advisors.

Chief Executive Officer (“CEO”) Bill Bennett stated, “With today’s announcement, we mark continued progress against our strategic stabilization plan of selling off unproductive assets and redirecting resources and focus to our profitable foodservice business, as first discussed in our November 2023 earnings call. The cash for this sale will be used to support our anticipated M&A strategy, as well as investment into new growth initiatives in our foodservice business. We look forward to continuing to further develop our core, profitable Professional Chef business.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in our public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, inc.

investorrelations@ivfh.com